                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                 PROXICOM, INC.
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                  744282 10 4
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                                 (CUSIP Number)

                                December 31, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP No.           744282 10 4                                          Page      2   of   5    Pages
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1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Raul J. Fernandez

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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                  (b) [ ]


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3      SEC USE ONLY


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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
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                       5     SOLE VOTING POWER

      NUMBER OF              6,824,759 shares
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY       6     SHARED VOTING POWER
      OWNED BY
        EACH                 0 shares
      REPORTING      -----------------------------------------------------------------------------------------
       PERSON          7     SOLE DISPOSITIVE POWER
        WITH
                             6,824,759 shares
                     -----------------------------------------------------------------------------------------
                             SHARED DISPOSITIVE POWER

                       8     0 shares
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 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,824,759 shares

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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                          [ ]


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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       25.8%

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12     TYPE OF REPORTING PERSON*

       IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


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CUSIP No.           744282 10 4                                          Page      3   of   5    Pages
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ITEM 1(a).     NAME OF ISSUER:
               Proxicom, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               11600 Sunrise Valley Drive
               Reston, Virginia 20191

ITEM 2(a).     NAME OF PERSON FILING:

               Raul J. Fernandez

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11600 Sunrise Valley Drive
               Reston, Virginia 20191

ITEM 2(c).     CITIZENSHIP:

               United States of America

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 par value per share

ITEM 2(e).     CUSIP NUMBER:

               744282 10 4

ITEM 3.        Not Applicable.

                                  SCHEDULE 13G

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CUSIP No.           744282 10 4                                          Page      4   of   5    Pages
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ITEM 4.        OWNERSHIP:

               (a)     Amount beneficially owned:  6,824,759 shares

               (b)     Percent of Class:  25.8%

               (c)     Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote:  6,824,759 shares
               (ii) Shared power to vote or to direct the vote: 0 shares
               (iii) Sole power to dispose or to direct the disposition of:
               6,824,759 shares
               (iv) Shared power to dispose or to direct the disposition of: 0 shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

                                  SCHEDULE 13G

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CUSIP No.           744282 10 4                                          Page      5   of   5    Pages
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ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.       CERTIFICATION.

               Not Applicable.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      Date:         February 14, 2000


                      Signature:    /s/ RAUL J. FERNANDEZ
                                    ----------------------
                      Name:         Raul J. Fernandez